Exhibit 10.5

CHINA NUOKANG BIO-PHARMACEUTICAL PTY

PREFERENCE A SHARES PURCHASE AGREEMENT

DECEMBER 20, 2007

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CHINA NUOKANG BIO-PHARMACEUTICAL PTY

PREFERENCE A SHARES PURCHASE AGREEMENT

This Preference A Shares Purchase Agreement (the “Agreement”) is made as of the 20th day of December, 2007 by and among CHINA NUOKANG BIO-PHARMACEUTICAL PTY (formerly Brighter Sky Limited), a Cayman Islands exempted company (the “Company”), the person whose name is set out on Schedule 1 attached hereto (the “Management Shareholder”) and the investors listed on Exhibit A attached hereto (the “Purchasers”).

The parties hereby agree as follows:

1. Purchase and Sale of Preference A Shares.

1.1 Sale and Issuance of Preference A Shares.

(a) Subject to the terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of Preference A Shares set forth opposite each such Purchaser’s name on Exhibit A attached hereto at a purchase price of US$0.6590 per share.

(b) The Company shall adopt on or prior to the Closing (as defined below) the Amended and Restated Memorandum and Articles of Association in the form attached hereto as Exhibit B (the “Restated Articles”) and as soon as practicable thereafter, but no later than the Closing, file them with the Registrar of Companies of the Cayman Islands.

(c) The Preference A Shares issued to the Purchasers pursuant to this Agreement shall be hereinafter referred to as the “Shares.”

1.2 Closing; Delivery.

(a) The closing of the purchase and sale of the Shares shall take place at the offices of Latham & Watkins LLP, 4902 Jin Mao Tower, 88 Century Boulevard, Shanghai, the PRC 200121 (the “Latham Offices”), at 2:00 p.m., on the fifth Business Day after the day on which each of the Conditions referred to in Sections 5 and 6 in this Agreement has been satisfied (or waived) (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to each Purchaser a certificate representing the number of Preference A Shares set forth opposite each such Purchaser’s name on Exhibit A attached hereto, and each Purchaser shall pay the purchase price set forth on Exhibit A for each such Purchaser therefor by wire transfer to the following bank account held by the Company:

BANK NAME:	Hongkong and Shanghai Banking Corporation Limited
ACCOUNT NAME:	China Nuokang Bio-Pharmaceutical Pty
ACCOUNT NO.:	808-216709-838
BRANCH:	HK OFFICE
ADDRESS:	HSBC Main Building
1 Queen’s Road Central Hong Kong
Swift Code:	HSBCHKHHHKH

(c) If less than 25,796,662 Preference A Shares are sold at the Closing, the Company shall have the right, any time within 120 days of the Closing, to sell such remaining Preference A Shares to one or more additional purchasers as determined by the Company, or to any Purchaser hereunder who wishes to acquire additional Preference A Shares at the price and on the terms set forth herein, provided that any such additional purchaser shall (i) be approved by all the Purchasers of the Closing, (ii) become a party to this Agreement and the other Transaction Agreements (as defined in Section 1.3 below), and (iii) have the rights and obligations hereunder and thereunder, by executing and delivering to the Company an additional counterpart signature page to each of the Transaction Agreements. Any additional purchaser so acquiring shares of Preference A Shares shall be considered a “Purchaser” for purposes of this Agreement, and any Preference A Share so acquired by such additional purchaser shall be considered “Shares” for purposes of this Agreement and all other agreements contemplated hereby.

1.3 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls fifty percent (50%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an executive officer or partner or is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Business” means the business of researching, developing, manufacturing, marketing and selling of biopharmaceutical products currently carried on by the Group Companies on the date of this Agreement and from time to time thereafter.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Shenyang and Hong Kong, the PRC are authorized or required by law or executive order to close.

“Circular 75” means the Circular 75, issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, as amended and/or implemented by the Notice on Implementation Rule on Circular 75 issued by SAFE on May 29, 2007 (“Notice 106”), or any successor rule or regulation under PRC Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Domestic Entity” means Liaoning Nuokang Medicines Co., Ltd. , a one-person limited liability company organized and existing under the laws of the PRC.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self regulatory organization.

“Group Companies” means the Management Holding Companies, the HK Company, the Company, WFOEs, and the Domestic Entity (each, a “Group Company”).

“HK Company” means Surplus International Investments Limited, a company organized and existing under the laws of the Hong Kong Special Administrative Region, the PRC (“Hong Kong”).

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights, and (ix) any other intellectual property or proprietary rights.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement entered into by and among the Company, the Purchasers and the Management Shareholder, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit C.

“Key Employees” means those employees listed on Exhibit D.

“Knowledge” including the phrase “to the Warrantors’ Knowledge” means the actual knowledge after commercially reasonable enquiry of the Management Shareholder (as defined below), including facts of which the Company and/or such Management Shareholder, as the case may be, in the commercially reasonable and prudent exercise of their duties, should be aware.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“LIBOR” means, in relation to any relevant period and any relevant sum:

(a)	the rate per annum at which six (6) month US$ deposits are offered for a period equal or comparable to such period shown on the Telerate Screen as at 11:00 a.m. (London time); for this purpose the “Telerate Screen” means the display designated as page 3750 on the Telerate system or such other page as may replace page 3750 on that system for the purpose of displaying offered rates for US$ deposits; or;

(b)	if at or about such time on the relevant day (which refers to the 24-hour period beginning and ending at 00:00 midnight Hong Kong Time) no such rate appears on the Telerate Screen, then the rate to be applied shall be the rate which are agreed between the parties on that day, or if the parties, on that day, fail to reach an agreement on such rate, then the rate to be applied shall be the LIBOR rate on the immediate previous day.

“Management Holding Companies” means Anglo China Bio-Technology Investment Holdings Limited and Britain Ukan Technology Investment Holdings (Group) Limited, each a company organized and existing under the laws of the British Virgin Islands (each, a “Management Holding Company”).

“Material Adverse Effect” means a material adverse effect on the Business, assets (including intangible assets), liabilities, financial condition, prospects, property or results of operations of the Company or any other Group Company.

“officer” means any executive-level employee (including division director and vice president-level positions) of each of the Group Companies.

“Order” means any injunction, judgment, decree, order, ruling, assessment or writ of any Governmental or Regulatory Authority.

“Ordinary Share” means an Ordinary Share of a par value of US$0.0005 in the capital of the Company.

“Person” means any individual and entity, including corporation, partnership, trust, limited liability company, joint venture, association, unincorporated organization or governmental boy or other entity.

“PRC” means People’s Republic of China but solely for purposes of this Agreement and the other Transaction Agreements, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“PRC Agreements” means the Equity Pledge Agreement, the Exclusive Purchase Rights Agreement, the Exclusive Technology Support and Management Consultancy Services Agreement, the Business Operation Agreement and the Power of Attorney as attached hereto as Exhibit E.

“PRC Resident” has the meaning as set forth in Circular 75.

“Right of First Refusal and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement entered into by and among the Company, the Purchasers, the Management Shareholder and the Management Holding Companies, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit F.

“RMB” or “Renminbi” means the lawful currency of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, and the Voting Agreement.

“U.S. GAAP” means the United States generally accepted accounting principles.

“US$” means the lawful currency of the United States of America.

“Voting Agreement” means the Voting Agreement entered into by and among the Company, the Purchasers, the Management Shareholder and the Management Holding Companies, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit G.

“WFOEs” means Liaoning Nuokang Bio-Pharmaceutical Co. Ltd. , Shenyang Shouzheng Bio-Technology Co. Ltd. and Penglai Nuokang Pharmaceutical Co. Ltd. , each a wholly foreign owned enterprise organized under the laws of the PRC as a wholly owned subsidiary of the HK Company described in Section 2.2(b)(i) of the Schedule of Exceptions.

“Warrantors” means the Company and the Management Shareholder.

2. Representations and Warranties of the Warrantors. Each of the Warrantors hereby jointly and severally represents and warrants to each Purchaser that, except as set forth on the Schedule of Exceptions delivered separately by the Warrantors to the Purchasers (the “Schedule of Exceptions”) dated as of the date hereof from the Warrantors to the Purchasers, the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

2.1 Organization, Good Standing and Qualification. Each of the Company, the Management Holding Companies and the HK Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority necessary to own, lease and operate the assets and properties it now owns, leases and operates, and to carry on its business as presently conducted or as presently proposed to be conducted. Each of the Company, the Management Holding Companies and the HK Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. Each of the Company, the Management Holding Companies and the HK Company is permitted by the laws of the jurisdiction of its incorporation to carry on business outside such jurisdiction. Each of WFOEs and the Domestic Entity is duly organized, validly existing and in good standing with its business license and articles of association in full force and effect under, and in compliance with, the Laws of the PRC. Each of WFOEs and the Domestic Entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business and is in good standing in each jurisdiction in which it conducts a material portion of its Business. Section 2.1 of the Schedule of Exceptions sets forth (a) a list of all jurisdictions throughout the world in which each Group Company is authorized or qualified to do business as a foreign corporation, (b) a list of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of each Group Company, (c) a list of all jurisdictions in which any Group Company maintains any employees or independent contractors, and (d) a list of all of the officers and directors of each Group Company as well as any other person having authority to enter into contracts on behalf of such Group Company or having access to the bank accounts of such Group Company.

2.2 Capitalization.

(a) Company.

(i) The authorized capital of the Company consists, or will consist, immediately prior to the Closing, of 500,000,000 Ordinary Shares of par value US$0.0005 (the “Existing Ordinary Shares”), all of which are issued and outstanding immediately prior to the Closing. All of the Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable laws.

(ii) Immediately following the Closing, the authorized capital of the Company shall consist of 500,000,000 Ordinary Shares with a par value of US$0.0005 each and 25,800,000 Preference A Shares with a par value of US$0.0005 each. The rights, privileges and preferences of the Preference A Shares are as stated in the Restated Articles.

(iii) The Company has reserved 7,738,998 Ordinary Shares for issuance to officers, directors, employees and consultants of the Group Company pursuant to its 2007 Share Incentive Plan duly adopted by the Board of Directors of the Company and approved by the Company’s shareholders (the “Plan”). Of such reserved Ordinary Shares, no options to purchase Ordinary Shares and no restricted shares have been issued to officers, directors, employees or consultants of the Group Company pursuant to the Plan.

(iv) Section 2.2(a)(iv) of the Schedule of Exceptions completely and accurately lists all those who are the record and beneficial holders of Ordinary Shares, share options, warrants and the respective numbers of Ordinary Shares, share options and warrants held immediately prior to the Closing.

(v) Section 2.2(a)(v) of the Schedule of Exceptions sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares, vesting schedule and repurchase price; (ii) issued share options; (iii) share options not yet issued but reserved for issuance, including vesting schedule and exercise price; (iv) Preference Shares; and (v) warrants or share purchase rights, if any. Except for (i) the conversion privileges of the Shares, (ii) the rights provided in the Investors Rights Agreement; and (iii) options to purchase Ordinary Shares granted under the Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or terms of such agreements or understandings, or the lapse of a Company repurchase right, upon the occurrence of any event.

(b) Other Group Companies.

(i) The registered capital of each of the other Group Companies than the Company is set forth opposite their respective names on Section 2.2(b)(i) of the Schedule of Exceptions. Except as disclosed in the Schedule of Exceptions, the registered capital of each of the other Group Companies than the Company is fully paid on the date hereof. Section 2.2(b)(i) of the Schedule of Exceptions completely and accurately lists (A) all those who are the beneficial owners of the registered capital of the other Group Companies than the Company and (B) the respective percentage of registered capital held thereby and as will be held thereby immediately prior to the Closing.

(ii) There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the other Group Companies than the Company to increase or decrease its registered capital.

(iii) There is no agreement between the Management Shareholder, any Management Holding Company and any other Person with respect to the ownership or control of any of the Group Companies.

2.3 Subsidiaries. None of the Group Companies currently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. Except as disclosed in Section 2.3 of the Schedule of Exceptions, none of the Group Companies is a participant in any joint venture, partnership or similar arrangement.

2.4 Authorization. All corporate action on the part of each Group Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of such Group Company hereunder and thereunder and the authorization, issuance and delivery of the Shares and the Ordinary Shares issuable upon conversion of the Shares (together, the “Securities”) has been taken or will be taken prior to the Closing, and the Transaction Agreements, when executed and delivered by the applicable Group Company, shall constitute valid and legally binding obligations of such Group Company, enforceable against the Group Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable securities laws.

2.5 Valid Issuance of Securities. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable securities laws and liens or encumbrances created by or imposed by such Purchaser. Based in part upon the representations of the Purchasers in Section 4 of this Agreement and subject to the provisions of Section 2.6 below, the Shares will be issued in compliance with all applicable securities laws. The Ordinary Shares issuable upon conversion of the Shares have been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 4 of this Agreement, and subject to Section 2.6 below, the Ordinary Shares issuable upon conversion of the Shares will be issued in compliance with all applicable securities laws.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchasers in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, national, state, provincial or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable Cayman Islands, U.S. state and federal law.

2.7 Litigation.

(a) There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate.

(b) There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against any Group Company, or the Management Shareholder in connection with his or her relationship with any Group Company or, to the Warrantors’ Knowledge, currently threatened against any Group Company, the Management Shareholder or any officer, director or Key Employee of any Group Company (in their capacity as such). None of the Group Companies, and to the Warrantors’ Knowledge, any of their officers, directors or Key Employees, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority (in the case of officers, directors or Key Employees, such as would affect any Group Company). The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any Group Company’s Key Employees, their services provided in connection with the Business of the Group Companies, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8 Intellectual Property.

(a) Each Group Company owns or possesses sufficient legal rights to all Intellectual Property used in connection with the Business of such Group Company as now conducted (the “Group Company IP”) without any conflict with, or infringement of, the rights of any other Person according to applicable laws. No product or service marketed or sold by any Group Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any Group Company IP, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The conduct by each of the Group Companies of their respective business does not infringe the rights of any third party in respect of any Intellectual Property and no claim or demand has been made, or to the Warrantors’ Knowledge, currently threatened to be made to this effect. None of the Group Companies has received any written communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. To the Warrantors’ Knowledge, no third party is violating or infringing any Group Company IP. The Group Companies have taken commercially reasonable measures to protect the proprietary nature of the Group Company IP.

(b) None of the Group Companies is aware that any of its Key Employees is obligated under any legally binding contract (including licenses, covenants or commitments of any nature) or other legally binding agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of such employee’s commercially reasonable efforts to promote the interest of such Group Company or that would materially conflict with the business of such Group Company. Neither the execution or delivery of this Agreement, nor the carrying on of a Group Company’s Business by any Key Employee of such Group Company, nor the conduct of such Group Company’s Business as proposed, will, to the Warrantors’ Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such Key Employee is now obligated. None of the Group Companies believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees (or Persons it currently intends to hire) made prior to their employment by such Group Company, except for inventions, trade secrets or proprietary information that have been assigned to such Group Company and which are disclosed in the Schedule of Exceptions hereto.

(c) Each Group Company is in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof relating to the Company’s products and services other than violations that would not materially and adversely affect the Business, assets, liabilities, financial condition, operations or prospects of the Company.

(d) The Company has executed a legally binding written agreement with third parties with whom the Company believes it has shared confidential information of the Company, and those agreements require such third parties to keep such information confidential, subject to standard exclusions, exceptions and carveouts.

(e) Section 2.8(d) of the Schedule of Exceptions lists all Group Company IP that is the subject of an application, registration or other government filing in the PRC or in any other jurisdiction. To the Warrantors’ Knowledge, each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business of such Group Company.

2.9 Compliance with Other Instruments.

(a) Each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business of the Group Companies as now conducted or the ownership or use of any of their respective assets.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Order or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) All licenses and approvals required for the due and proper establishment and operation of each of the Group Companies have been obtained or otherwise completed and are in full force and effect in accordance with the Law. All filings and registrations with the PRC authorities required in respect of WFOEs and the Domestic Entity and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, SAFE or their relevant local authorities, tax bureau, customs and other authorities, have been duly completed in all material respects in accordance with the relevant rules and regulations.

(d) None of the Group Companies has received any notice or other written communication from any Governmental or Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(e) Neither the Company nor any of the Group Companies nor, to the Warrantors’ Knowledge, any of their respective officers, employees, directors, representatives or agents has offered, promised, authorized or made, directly or indirectly, (A) any unlawful payments or (B) payments or other inducements (whether lawful or unlawful) to any Government Official (as defined below), with the intent or purpose of: (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (C) securing any improper advantage, or (D) inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist the Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any person. Notwithstanding provisions under the preceding sentences, any facilitating or expediting payment made to a Government Official for the purpose of expediting or securing the performance of a routine governmental action by a Government Official shall not constitute a breach of the representation made in this subsection. As used in this subsection and elsewhere in this Agreement, “Government Official” means (A) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (B) any employee or official of a political party, (C) any candidate for political office or his employee, or (D) any employee or official of an international organization. For the avoidance of doubt, the term Government Official shall include any employee or official of a hospital, clinic or other healthcare institution owned or controlled by a government.

(f) None of the Group Companies is in violation of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutional documents as in effect at the Closing.

(g) The execution, delivery, and performance of the Transaction Agreements by the Management Shareholder and by each Group Company and the consummation of the transactions contemplated hereby or thereby do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (A) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutional documents of any Group Company as in effect at the Closing, (B) any provision of any Order to which any Group Company is a party or by which it is bound, (C) any Material Contract (as defined below), or (D) any Law applicable to any Group Company; (ii) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; (iii) cause any Group Company to be in default of its obligations under any indebtedness agreement; or (iv) result in the creation of any encumbrance upon any of the properties or assets of any Group Company.

(h) The Management Shareholder has obtained any and all necessary approvals and authorizations from relevant Governmental or Regulatory Authority and have fulfilled any and all necessary registration requirements with relevant Governmental or Regulatory Authority with respect to his investments in the Company.

2.10 Agreements; Actions.

(a) For purposes hereof, “Material Contract” means any agreement, involving payments (or a series of payments), contingent or otherwise, of US$300,000

(or the equivalent thereof in another currency) or more individually or US$600,000 (or the equivalent thereof in another currency) or more in the aggregate with respect to a series of related agreements, in cash, property or services (other than the Transaction Agreements), to which a Group Company is a party or otherwise bound that (i) is with a Governmental or Regulatory Authority, (ii) limits or restricts any Group Company’s ability to compete or otherwise conduct its business as now conducted and as presently proposed to be conducted in any manner, time or place, or that contains any exclusivity provision, (iii) grants a power of attorney, agency or similar authority, (iv) relates to indebtedness for money borrowed, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial condition of another Person, (v) relates to Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software, (vi) is with an Affiliate of any Group Company, (vii) is a lease on real or personal property, (viii) is an insurance policy, (ix) grants the right to manufacture, produce, assemble, market or sells its products to any other Person or affect the exclusive right of the Group Company to develop, manufacture, assemble, distribute, market or sell its products, (x) is outside the ordinary course of business or (xi) is otherwise material to any Group Company or is an agreement on which any Group Company is substantially dependent. Section 2.10(a) of the Schedule of Exceptions lists all Material Contracts to which any Group Company is a party or by which any of their respective properties or assets may be bound or affected.

(b) A true, fully-executed copy of each Material Contract (and a written summary of each non-written Material Contract) has been made available to counsel to the Purchasers or their special counsel for the transaction contemplated herein. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order, and is in full force and effect, and such Group Company has duly performed in any material respects all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur. No Group Company has given written notice that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether or not written) that (i) it has breached, violated or defaulted under any Material Contract or (ii) any other party thereto intends to terminate such Material Contract.

(c) None of the Group Companies has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$800,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of its substantial assets or rights, other than the sale of its inventory or the licensing of its products in the ordinary course of business.

(d) None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person.

(e) For the purposes of subsections (b) and (d) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

(f) None of the Group Companies has engaged in the past three months in any legal negotiation with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of the Group Company’s assets, (ii) any merger, consolidation or other business combination transaction of the Group Company into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Group Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital shares of the surviving entity) a majority of the total voting power represented by the shares of voting capital shares of the Group Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital shares of the Group Company.

2.11 Information. The Company and the Purchasers have engaged in a due diligence process, and in connection with that process the Company (and/or any Group Company) has made available to the Purchasers all the information (the “Information”) available to the Company (and/or any Group Company) that the Purchasers have requested for deciding whether to acquire the Shares from the Company. Assuming the accuracy of the Purchasers’ representations regarding their sophistication with respect to investments in companies similar to the Company and in light of the due diligence process mentioned above, no representation or warranty of the Warrantors contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to the Purchasers at the Closing, or the Information (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. None of the Company or any Group Company has delivered, or has been requested by the Investors to deliver, to the Investors a private placement or similar memorandum or any “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the type typically contained therein. Any projections and forecasts relating to the Company’s Business as contained in the Information that the Company (and/or any Group Company) provided to the Purchasers were prepared by the Company (and/or any Group Company) in good faith. In any event, the Warrantors do not warrant that the Company and/or any Group Company will achieve such projections and forecasts.

2.12 No Conflict of Interest. None of the Group Companies is indebted, directly or indirectly, to any of its officers, directors or to their respective family members, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Group Company’s officers, directors or any members of their immediate families, are, directly or indirectly, indebted to any of the Group Companies (other than in connection with purchases of the Group Company’s shares) or, to the Group Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Group Company is affiliated or with which the Group Company has a business relationship, or any firm or corporation which competes with the Group Company except that officers, directors and/or shareholders of the Group Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Group Company. None of the Group Company’s officers, directors or Key Employees or any members of their immediate families is, directly or indirectly, interested in any material contract with any of the Group Companies (other than the Transaction Agreements).

2.13 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, none of the Group Companies is under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. No shareholder of any Group Company has entered into any agreements with respect to the voting of capital shares of such Group Company, other than the Voting Agreement and the PRC Agreements.

2.14 Title to Property and Assets. The property and assets that each Group Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair ownership or use of such property or assets by the Group Companies. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset, and inasmuch, none of the assets of any Group Company is required by applicable Law to undergo any form of valuation procedure prior to the consummation of the transactions contemplated by the Transaction Agreements.

2.15 Financial Statements. The Company has delivered to each Purchaser (i) its audited consolidated financial statements (including balance sheet, income statement and statement of cash flow, and the notes thereto) as at and for the fiscal years ended December 31, 2005 and December 31, 2006, together with their auditing report by Ernst & Young, and (ii) its unaudited financial statements as at and for the six months ended June 30, 2007, together with their review report by Ernst & Young (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. GAAP throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Group Companies as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, none of the Group Companies has any material liabilities or obligations, contingent or otherwise. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP.

2.16 Changes. Since June 30, 2007, there has not been:

(a) any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has or could become or result in a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect;

(c) any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a contract or agreement by which any Group Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any existing employee, officer, or director of any Group Company;

(g) any resignation or termination of employment of any officer, executive or Key Employee of any Group Company, including without limitation the Management Shareholder;

(h) any termination of agreement, not limited to, with auditors, legal counsel and business consultants of the Company;

(i) any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets;

(j) any loans or guarantees made by any Group Company to or for the benefit of its Key Employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k) any declaration, setting aside or payment or other distribution in respect of any of the capital stock of any Group Company, or any direct or indirect redemption, purchase, or other acquisition of any of such capital stock by any Group Company;

(l) any sale, assignment or transfer of any Group Company IP outside the ordinary course of business;

(m) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(n) any other event or condition of any character relating to the Business, other than events or conditions affecting any Group Company’s industry generally or the economy of any jurisdiction where any Group Company is incorporated, that could reasonably be expected to result in a Material Adverse Effect; or

(o) any arrangement or commitment by any Group Company to do any of the things described in this Section 2.16.

2.17 Employee Benefit Plans. Except as required by applicable Law, none of the Group Companies has any Benefit Plans. For purposes hereof, “Benefit Plan” means any plan, contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, bonus, severance, retirement, health or insurance plan.

2.18 Tax Returns and Payments. There are no state, local or foreign taxes due and payable by any Group Company which have not been timely paid. There are no accrued and unpaid state, local or foreign taxes of any Group Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable local or foreign governmental agency with respect to any Group Company. Each Group Company has duly and timely filed all national, provincial, federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.19 Insurance. Each of the Group Companies has in full force and effect fire and casualty insurance policies.

2.20 Labor Agreements and Actions. None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, to the Warrantors’ Knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of any Group Company. To the Warrantors’ Knowledge, there is no strike or other labor dispute involving any Group Company pending or threatened, nor is any Group Company aware of any labor organization activity involving its employees. Each Group Company has complied in all material respects with all applicable employment Laws and with other Laws related to employment. No employee of any Group Company has been granted the right to continued employment by such Group Company or to any compensation following termination of employment with such Group Company. None of the Group Companies is aware that any officer, Key Employee or group of employees intends to terminate his, her or their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer, Key Employee or group of employees. None of the Group Companies has made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in such Group Company’s Books and Records.

2.21 Proprietary Information, Invention Assignment and Non-Competition Agreement. Each present and former employee, consultant and officer of each of the Group Companies has executed an agreement with the Group Company regarding proprietary information, assignment of inventions and non-competition substantially in the form or forms delivered to the counsel for the Purchasers. None of the Group Companies is aware that any of its present or former employees or consultants is in violation thereof, and each Group Company will use its commercially reasonable efforts to prevent any such violation.

2.22 Permits. Each Group Company has all material franchises, permits, licenses, approvals, authorizations and any similar governmental authority necessary for the conduct of the business of such Group Company as now conducted (the “Material Licenses”). Section 2.22 of the Schedule of Exceptions contains a complete and correct list of all Material Licenses and the termination date of each such Material License. The Material Licenses are, and will remain, in full force and effect for not less than six (6) months after the Closing. No other license is necessary for, or otherwise material to, the conduct of the business by any Group Company. The consummation of the transactions contemplated under the Transaction Agreements will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default under any of its Material Licenses and has not received any written notice relating to the suspension, revocation or modification of any such Material Licenses.

2.23 Corporate Documents. The copy of the minute books of each of the Group Companies provided to the Purchasers or its special counsel for the transaction contemplated herein contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

2.24 Books and Records. The material files, documents, instruments, papers, electronic files, books and records relating to the business, operations, conditions (financial or otherwise), results of operations, and assets and properties of each Group Company, each as supplied to the Purchasers, are true, correct, complete and current in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

2.25 United States Tax Matters. None of the Group Companies is, or has ever been, nor will become as a result of the transactions contemplated herein, a “controlled foreign corporation” (“CFC”), a “passive foreign investment company” (“PFIC”), or a “United States real property holding corporation” (“USRPHC”), in each case as defined in the Internal

Revenue Code of 1986, as amended (or any successor thereto). None of the Group Companies anticipates that it will become a CFC, PFIC or USRPHC for the current taxable year or any future taxable year.

2.26 Circular 75 Registration. Each Person who directly or indirectly holds any shares of the Company or any Management Holding Company as of the Closing and who is a PRC Resident has either (i) complied with the registration and any other requirements of Circular 75, or (ii) delivered to the Company a written confirmation in form and substance reasonably satisfactory to such Purchaser that such Person (A) to such Person’s knowledge, is not subject to the registration requirements of Circular 75 or (B) to such Person’s knowledge, is subject to the registration requirements of Circular 75 and either (y) to such Person’s knowledge, has complied with the registration requirements of Circular 75 or (z) to such Person’s knowledge, the issuance of equity securities directly or indirectly to such Person will not violate any applicable laws or regulations of the PRC.

2.27 Related Transaction. No Management Shareholder, Management Holding Company, officer or director of any of the Group Companies or any Affiliate or Associate (other than the Group Companies) of any such Person (each, an “Interested Party”) has any agreement, understanding, proposed transaction with, or is indebted to, any of the Group Companies, nor is any of the Group Companies indebted to any Interested Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Management Shareholder, Management Holding Company, officer or director of any of the Group Companies has any direct or indirect ownership interest in any firm or corporation with which any of the Group Companies is Affiliated or with which any of the Group Companies has a business relationship, or Person that competes with any of the Group Companies. No Interested Party is directly or indirectly interested in any material contract with any of the Group Companies. No Management Shareholder, Management Holding Company, officer or director of any of the Group Companies or any Affiliate or Associate of any such Person has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to any of the Group Companies any goods, property, intellectual or other property rights or services; or (ii) any fiduciary or confidential relationship; or (iii) any contract or agreement to which the Group Company is a party or by which it may be bound or affected.

2.28 Environmental and Safety Laws. None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are required in order to comply with any such existing statute, law or regulation.

2.29 No Other Business. Each of the Management Holding Companies, the Company and the Hong Kong Company was formed solely to acquire and hold, directly or indirectly, equity interest in the Company and/or WFOEs, and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest, directly or indirectly, in the Company and/or WFOEs. WFOEs and the Domestic Entity are engaged solely in Business and have no other activities.

2.30 Manufacturing and Marketing Rights. None of the Group Companies has granted to any other Person rights to manufacture, produce, assemble, license, market, or sell its products. The Company is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market, or sell any of its products.

3. Representations and Warranties of the Management Shareholders. The Management Shareholder represents and warrants to each Purchaser as of the date of the Closing at which such Purchaser is purchasing Shares as follows. Nothing in this Section 3 shall be interpreted to require the Management Shareholder to make any representations and warranties as of any date other than the date of Closing.

3.1 Conflicting Agreements. Such Management Shareholder is not, as a result of the nature of the business conducted or currently proposed to be conducted by any Group Company or for any other reason, in violation of (i) any fiduciary or confidential relationship, (ii) any term of any contract or covenant (either with any Group Company or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (iii) any other contract or agreement, or any judgment, decree or order of any court or administrative agency binding on the Management Shareholder and relating to or affecting the right of such Management Shareholder to be employed by or serve as a director or consultant to any Group Company. No such relationship, term, contract, agreement, judgment, decree or order conflicts with such Management Shareholder’s obligations to use his commercially reasonable efforts to promote the interests of any Group Company nor does the execution and delivery of this Agreement, nor such Management Shareholder’s carrying on any Group Company’s business as a director, officer, consultant or Management Shareholder of any Group Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

3.2 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against such Management Shareholder, and there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation that would result in a Material Adverse Effect.

3.3 Shareholder Agreements. Except as contemplated by or disclosed in the Transaction Agreements and the PRC Agreements, such Management Shareholder is not a party to and has no Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act in the United State or any equivalent Law in another jurisdiction, or voting, of the securities of any Group Company.

3.4 Prior Legal Matters. Such Management Shareholder has not been (i) subject to voluntary or involuntary petition under any bankruptcy or insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any Governmental or Regulatory Authority to have violated any securities, commodities or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3.5 Founder IP Rights. The Management Shareholder has assigned to the Company all intellectual property rights owned by such Management Shareholder that are related to the Company’s business as now conducted and as presently proposed to be conducted.

4. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally, and not jointly, that:

4.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable securities laws.

4.2 Purchase Entirely for Own Account. This Agreement is made with each Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Securities to be acquired by such Purchaser will be acquired for investment for the account of such Purchaser or such Purchaser’s Affiliated Fund (as defined below), not as a nominee, broker or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, other than to its Affiliated Funds. By executing this Agreement, each Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities, other than such Purchaser’s Affiliated Funds. Each Purchaser represents that it has not been formed for the specific purpose of acquiring the Securities. For purposes of this Section 4.2, an “Affiliated Fund” shall mean an affiliated fund or entity of the Purchaser, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company.

4.3 Disclosure of Information. Each Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. Each Purchaser understands that such discussions, as well as the Information and any other written information delivered by the Company to such Purchaser, were intended to describe the aspects of the Company’s Business which such Purchaser believes to be material.

4.4 Restricted Securities. Each Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Each Purchaser understands that the Securities are “restricted securities” under applicable securities laws and that, pursuant to these laws, such Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Investors’ Rights Agreement. Each Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5 No Public Market. Each Purchaser understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

4.6 Legends. Each Purchaser understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b) Any legend set forth in or required by the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4.7 Status of Investors. Each of the Purchasers is (i) purchasing the Securities outside the United States in compliance with Regulation S promulgated under the Securities Act and in accordance with any applicable securities Laws of any state of the United States or any other jurisdiction or (ii) an “accredited investor” within the meaning of the Securities and Exchange Commission Rule 501(a) of Regulation D, as presently in effect, promulgated under the Securities Act.

4.8 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

4.9 No General Solicitation. Neither the Purchaser, nor any of its officers, employees, agents, directors, shareholders or partners has engaged the services of a broker, investment banker or finder to contact any potential investor nor has the Purchaser or any of the Purchaser’s officers, employees, agents, directors, shareholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor. Neither the Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners has (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

5. Conditions of the Purchasers’ Obligations at Closing. The obligations of each Purchaser to the Company to purchase Shares under this Agreement at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived in writing by each Purchaser only with respect to such Purchaser’s obligations, or specified otherwise in this Section 5:

5.1 Representations and Warranties. The representations and warranties of the Warrantors contained in Section 2 and the representations and warranties of the Management Shareholder contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance. Each of the Group Companies and the Management Shareholder shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Closing.

5.3 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchasers at such Closing a certificate certifying that the conditions set forth in Sections 5.1 and 5.2 have been fulfilled.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the Cayman Islands, the British Virgin Islands, the PRC, Hong Kong, the United States or of any U.S. state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.5 Approvals and Consents. All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority or of any third party that are required to be obtained by any Group Company or the Management Shareholder before the Closing in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance and sale of the Shares), including without limitation any waivers for rights of first refusal, preemptive rights, put or call rights, or other rights triggered, if any, shall have been duly obtained and effective as of the Closing.

5.6 Board of Directors. As of the Closing, the authorized size of the Board of Directors of the Company shall be five (5), and the Board of Directors shall initially be comprised of Xue Baizhong, Liu Qiang and Neil Shen, and the other two seats shall be vacant.

5.7 Restated Articles. The Company shall have adopted the Restated Articles in the form attached hereto as Exhibit B and shall have filed the Restated Articles with the Registrar of Companies of the Cayman Islands.

5.8 Investors’ Rights Agreement. The Company, each Purchaser, each Management Holding Company and the Management Shareholder shall have executed and delivered the Investors’ Rights Agreement in substantially the form attached hereto as Exhibit C.

5.9 Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser, each Management Holding Company and the Management Shareholder shall have executed and delivered the Right of First Refusal and Co-Sale Agreement in substantially the form attached hereto as Exhibit F.

5.10 Voting Agreement. The Company, each Purchaser, each Management Holding Company and the Management Shareholder shall have executed and delivered the Voting Agreement in substantially the form attached hereto as Exhibit G.

5.11 Proprietary Information, Invention Assignment and Non-Competition Agreement. Each Key Employee shall have executed an agreement with such Group Company regarding confidentiality, proprietary information and non-competition in substantially the form attached hereto as Exhibit H.

5.12 Director’s Certificate. The Sole Director of the Company shall deliver to the Purchasers at the Closing a certificate attaching (i) the certified Restated Articles, (ii) copies of resolutions approved by the shareholders and sole director of the Company in connection with the transactions contemplated hereby, and (iii) a certificate of incumbency of the Company.

5.13 Opinion of PRC Counsel. The Purchasers shall have received from the Company’s PRC counsel a legal opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit I.

5.14 Opinion of Cayman Counsel. The Purchasers shall have received from the special Cayman Islands counsel of the Company a legal opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit J.

5.15 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.16 Indemnification Agreement. The Company and each member of the Board of Directors of the Company shall have executed and delivered an indemnification agreement, in substantially the form of Exhibit K attached hereto.

5.17 2007 Share Incentive Plan. As of the date of the Closing, the Company shall have adopted the 2007 Share Incentive Plan, in substantially the form attached hereto as Exhibit L.

5.18 Completion of Restructuring.

(a) The restructuring of the Group Companies (the “Restructuring”) as partly disclosed in Section 2.2(b)(i) of the Schedule of Exceptions shall have been completed to the satisfaction of the Purchasers prior to the Closing. The PRC Agreements in substantially the form attached hereto as Exhibit E shall have been entered into and are effective at the Closing.

(b) Other than otherwise waived by the Purchasers, all necessary approvals and registrations in connection with the transactions contemplated hereby and the Restructuring shall have been obtained in accordance with the Law prior to the Closing.

5.19 Compliance with Circular 75. The Management Shareholder shall have complied with all applicable Laws in connection with such Management Shareholder’s participation in the investment, management and operations of the Group Company, such compliance shall include, but is not limited to, compliance with the registration and any other requirements of Circular 75 (unless such Management Shareholder delivers to the Company and each Purchaser a written confirmation in form and substance reasonably satisfactory to such Purchaser that such Management Shareholder is not subject to the registration requirements of Circular 75).

5.20 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental or Regulatory Authority or any condition imposed under any Law which would, in the reasonable judgment of the Purchasers, (a) prohibit or restrict (i) the sale and issuance of the Preference A Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any material penalty or onerous condition under or pursuant to any Law if the Preference A Shares were to be sold and issued hereunder or (c) restrict the operation of the business of any Group Company as conducted on the date hereof in a manner that would have a Material Adverse Effect on the business of any Group Company.

5.21 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration before any Governmental or

Regulatory Authority against the Company which would, if adversely determined, have a Material Adverse Effect on the ability of the Company to perform its obligations under this Agreement or each of the other Transaction Agreements.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 4 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing shall have been performed or complied with in all material respects.

6.3 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, any Governmental or Regulatory Authority and other Persons which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Purchasers of this Agreement and each of the other Transaction Agreements shall have been obtained and be in full force and effect.

6.4 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental or Regulatory Authority or any condition imposed under any Law which would, in the reasonable judgment of the Company, (a) prohibit or restrict (i) the purchase of the Preference A Shares or (ii) the consummation of the transactions contemplated by this Agreement, or (b) subject the Company to any material penalty or onerous condition under or pursuant to any Law if the Preference A Shares were to be purchased hereunder.

6.5 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental or Regulatory Authority against the Purchasers which would, if adversely determined, have a material adverse effect on the ability of the Purchasers to perform their obligations under this Agreement or each of the other Transaction Agreements.

7. Post-Closing Covenants. From and after the Closing:

7.1 Use of Proceeds. The Company shall use the proceeds received from the issuance and sale of the Shares only for the execution of the business plan as agreed between the Company and the Purchasers.

7.2 Register of Members and Register of Directors. As soon as reasonably possible after the Closing, the Company shall update its Register of Members and Register of Directors in connection with the transactions contemplated in this Agreement and deliver to the Purchasers such updated Register of Members and Register of Directors.

7.3 Employment Agreement. Each executive-level officer, director, Key Employee of each Group Company shall execute an employment agreement in substantially the form attached hereto as Exhibit M.

8. Miscellaneous.

8.1 Survival of Representations and Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company, the Management Shareholder and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

8.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt, if sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if sent outside of normal business hours, then on the next Business Day, (c) upon receipt if sent utilizing an internationally recognized overnight courier, specifying next Business Day delivery, as evidenced by such courier’s with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule 1 or Exhibit A hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.6.

8.7 Finder’s Fee. Except for the commissions and expenses to be paid to Canadian Imperial Bank of Commerce or its branch in Asia (“CIBC”) by the Company, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Company and the Purchasers agree that the Company shall pay all such commissions and expenses to CIBC as previously agreed. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or brokers’ fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.8 Fees and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection with the transactions contemplated hereby, except that the Company shall pay Orrick Herrington & Sutcliffee, special counsel to Sequoia Capital China Growth Fund I, L.P., all of the attorney fees, costs and expenses incurred by Sequoia Capital China Growth Fund I, L.P. in connection with the transactions contemplated hereby and such attorney fees, costs and expenses are in any event no more than US$80,000.

8.9 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and holders of at least a majority of the Ordinary Shares issued or issuable upon the conversion of the Shares; provided, that any amendment or waiver that adversely affects any of the Purchasers shall require the consent of such Purchaser. Any amendment or waiver effected in accordance with this Section 8.10 shall be binding upon the Management Shareholder (or their respective permitted successors and assigns), the Purchasers and each transferee of the Shares (or the Ordinary Shares issuable upon conversion thereof), each future holder of all such securities, and the Company.

8.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the remainder of this Agreement shall be interpreted as if such provision were so excluded and (c) the remainder of this Agreement shall be enforceable in accordance with its terms.

8.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.13 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

8.14 Terminations. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Company or any Purchaser in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; or

(b) by written agreement by and among the Company and the Purchasers.

8.15 Indemnity.

(a) Except as otherwise provided in and subject to the limitations set forth in this Section 8.15, each of the Company and the Management Shareholder (each, an “Indemnifying Party” and together, the “Indemnifying Parties”), jointly and severally, agrees to indemnify, defend and hold harmless each of the Purchasers and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party” and together, the “Indemnified Parties”) to the fullest extent permitted by Law from and against any and all losses, claims, or written threats thereof (including, without limitation, any claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by any Indemnified Party in any action between the Indemnifying Parties and such Indemnified Party or between any Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any of the representations and warranties of the Company and the Management Shareholder or any breach of any covenant or agreement set forth in this Agreement and the other Transaction Agreements by the Company and the Management Shareholder (in any event, other than the Social Security Reimbursement as defined in Section 8.16), provided that such breach shall not have resulted from the Purchasers’ fraud, gross negligence or intentional misconduct. The provisions of this Section 8.15 shall survive any termination of this Agreement.

(b) Each Indemnified Party under this Section 8.15 shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Parties under this Section 8.15, notify the Indemnifying Parties in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Parties of any such action shall not relieve the Indemnifying Parties from any liability which it may have to such Indemnified Party (a) other than pursuant to this Section or (b) under this

Section unless, and only to the extent that, such omission results in the Indemnifying Parties’ forfeiture of substantive and/or procedural rights or defenses. In case any such claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Parties of the commencement thereof, the Indemnifying Parties shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any claim in which both the Indemnifying Parties, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (i) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Parties or (ii) a conflict or potential conflict exists between the Indemnifying Parties, on the one hand, and such Indemnified Party, on the other hand that would make such separate representation advisable; provided, however, that the Indemnifying Parties (x) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (y) shall reimburse the Indemnified Parties for all of such reasonable fees and expenses of such counsel incurred in any action between the Indemnifying Parties and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. Each of the Indemnifying Parties agrees that it will not, without the prior written consent of the relevant Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim. The Indemnifying Parties shall not be liable for any settlement of any claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. Nothing in this Section shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

(c) Except with respect to any Losses arising due to (i) any breach resulting in a defect in the Preference A Shares, or (ii) the fraud, intentional misconduct or gross negligence of the Company or any Group Company, the maximum amount of the Losses for which the Indemnifying Parties shall be liable in any claims under this Section (excluding any expenses incurred in enforcing such claims, including reasonable fees, disbursements and other charges of counsel) shall not exceed the total amount that the Purchasers have paid for issuance of the Preference A Shares under this Agreement plus the interest at the rate of LIBOR per annum.

8.16 Social Security Reimbursement. The Warrantors and the Purchasers understand that (i) the WFOEs and the Domestic Entity, if applicable, may be subject to potential Social Security Losses (as defined below) following the Closing; and (ii) the Financial Statements as at and for the fiscal year ended December 31, 2006 have specified that such Social Security Losses may be in the amount of RMB1,100,253. The Warrantors and the Purchasers hereby agree that, to the extent that the Domestic Entity or any WFOE incurs any penalty, fine and other liability (collectively, the “Social Security

Losses”) resulting from or arising out of the failure of all the Domestic Entity and WFOEs to contribute the Housing Funds and/or the failure of the Domestic Entity to contribute the Pension Insurance and Medical Insurance to their respective employees in the PRC, the Company shall bear such Social Security Losses unless such Social Security Losses are more than RMB1,100,253, in which case the Management Shareholder shall bear such portion exceeding RMB1,100,253 alone. Once the Company or the Management Shareholder is aware of the incurrence of any Social Security Losses by any of the Domestic Entity or the WFOEs, the Company or the Management Shareholder shall send a written notice to each Purchaser (and copy the Management Shareholder or the Company, as the case may be) as promptly as possible but not later than five (5) Business Days after such incurrence. The Company and/or the Management Shareholder shall make a full payment to cover such Social Security Losses within six (6) months after it and/or he receives such notice. The provisions of this Section 8.16 shall survive any termination of this Agreement.

8.17 Supremacy of this Agreement. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall prevail as between the parties hereto only, who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency to the largest extent as permitted by the applicable law.

8.18 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of the parties, then each party that is a company shall nominate one authorized officer as its representative. The parties or their representatives, as the case may be, shall, within 30 days of a written request by either party to call such a meeting, meet in person and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within 30 days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon in the one day mediation, either party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any further action hereunder.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules, and at least one arbitrator is licensed to practice California law; and (ii) the language of the arbitration shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[Signature Pages Follow.]

The parties have executed this Preference A Shares Purchase Agreement as of the date first written above.

THE COMPANY:

CHINA NUOKANG BIO-PHARMACEUTICAL PTY

By:	/s/ Xue Baizhong

Name:	Xue Baizhong
Title:	Director

Address:	C/11F, Huaxin International Tower
No. 219, Qingnian Street
Shenhe District
Shenyang, PRC 110016
Fax:	0086 24 2396 4254
Email:	LNNK_CEO@lnnk.net

The parties have executed this Preference A Shares Purchase Agreement as of the date first written above.

MANAGEMENT SHAREHOLDER:

/s/ Xue Baizhong
Xue Baizhong

Address:	C/11F, Huaxin International Tower
No. 219 Qingnian Street
Shenyang District
Shenyang, PRC 110016
Facsimile:	0086 24 2396 4253
E-mail:	LNNK_CEO@lnnk.net

The parties have executed this Preference A Shares Purchase Agreement as of the date first written above.

PURCHASER:

Sequoia Capital China Growth Fund I, L.P.

By:	/s/ Jimmy Wong
Name:	Jimmy Wong
(print)
Title:	Authorized Signatory

Address:	Suite 2215, Two Pacific Place
88 Queensway, Hong Kong
PRC
Fax:	00852 2501 8989
Email:	wong@sequoiacap.com

The parties have executed this Preference A Shares Purchase Agreement as of the date first written above.

PURCHASER:

HBM BioMed China Limited

By:	/s/ Dr. Joachim Rudolf
Name:	Dr. Joachim Rudolf
Title:	Director

Address:	Centennial Towers, 3rd Floor
2454 West Bay Road
Grand Cayman, Cayman Islands
Fax:	001 345 946-8002
001 345 946-8003
Email:	arnold@hbmcayman.com

SCHEDULE AND EXHIBITS

Schedule 1-	Management Shareholder

Exhibit A -	Schedule of Purchasers

Exhibit B -	Form of Amended and Restated Memorandum and Articles of Association

Exhibit C -	Form of Investors’ Rights Agreement

Exhibit D -	List of Key Employees

Exhibit E -	PRC Agreements

Exhibit F -	Form of Right of First Refusal and Co-Sale Agreement

Exhibit G -	Form of Voting Agreement

Exhibit H -	Form of Confidentiality, Proprietary Information and Non-Competition Agreement

Exhibit I -	Form of Legal Opinion of PRC Counsel

Exhibit J -	Form of Legal Opinion of Cayman Counsel

Exhibit K -	Form of Indemnification Agreement

Exhibit L -	2007 Share Incentive Plan

Exhibit M -	Form of Employment Agreement

SCHEDULE 1

MANAGEMENT SHAREHOLDER

Name	Addresses and Fax No. for Notice

Xue, Baizhong	Address:	11/F Huaxin International Tower
No. 219, Qingnian Street
Shenhe District
Shenyang
PRC 110016
	Fax:	86-24-23964253
	Email:	LNNK_CEO@lnnk.com

EXHIBIT A

SCHEDULE OF INVESTORS

Closing Date: December 20, 2007

Name of Investor		Shares	Purchase Price
Sequoia Capital China Growth Fund I, L.P.		20,106,222	US$13,250,000.30

Address:	Suite 2215, Two Pacific
Place, 88 Queensway, Hong Kong
Attn:	George Xu
Fax:	00852 2501 8989
Email:	wong@sequoiacap.com
HBM BioMed China Limited		5,690,440	US$3,749,999.96

Address:	Centennial Towers, 3rd Floor
2454 West Bay Road
Grand Cayman, Cayman Islands
Attn:	John Arnold
Fax:	001 345 946-8002
001 345 946-8003
Email:	arnold@hbmcayman.com
TOTAL		25,796,662	US$17,000,000.26

EXHIBIT B

FORM OF AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

EXHIBIT C

FORM OF INVESTORS’ RIGHTS AGREEMENT

EXHIBIT D

LIST OF KEY EMPLOYEES

No.	Name	Title
1	Xue Baizhong	Chairman of Board
2	WANG Hongying	Deputy General Manager - General
3	XU Yong	Deputy General Manager - Human Resources
4	NIU Lixin	Deputy General Manager - Finance
5	LIU Qiang	Deputy General Manager
6	XUE Yan	Director of R&D
7	DUAN Shizheng	Financing Manager
8	ZHANG Lijun	Vice sales general manager
9	LIU Jun	Business manager
10	LI Jiu Xiang	Marketing Manager
11	CUI Zhongy	Manager of first main region
12	ZHANG Qilong	Vice executive manager of Penglai Nuokang
13	SUN Mulan	Chief engineer of Penglai Nuokang
14	LI Jian	Manager of second main region
15	ZONG Hui	Manager of third main region
16	CHEN Lihui	Manager of fourth main region
17	LI Ping	R&D personnel
18	LI Ying	R&D personnel

EXHIBIT E

PRC AGREEMENTS

EXHIBIT F

FORM OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT G

FORM OF VOTING AGREEMENT

EXHIBIT H

FORM OF CONFIDENTIALITY, PROPRIETARY INFORMATION AND NON-

COMPETITION AGREEMENT

EXHIBIT I

FORM OF LEGAL OPINION OF PRC COUNSEL

EXHIBIT J

FORM OF LEGAL OPINION OF CAYMAN COUNSEL

EXHIBIT K

FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT L

2007 Share Incentive Plan

EXHIBIT M

FORM OF EMPLOYMENT AGREEMENT